EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the captions "Experts" in the Registration Statement and related Prospectus of Crestar Financial Corporation for the registration of 124,298 shares of its common stock and to the incorporation by reference therein of our report dated January 14, 1998, with respect to the consolidated financial statements of Crestar Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission. Our report refers to our reliance on another auditors' report with respect to amounts related to Citizens Bancorp included in the aforementioned consolidated financial statements.







Richmond, Virginia                            KPMG Peat Marwick LLP
June 3, 1998